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                           EXECUTIVE EMPLOYMENT AGREEMENT
                              CHIEF FINANCIAL OFFICER

     THIS AGREEMENT made and entered into at Beachwood, Ohio on this 16th day of

July, 1998, by and between FIX-CORP INTERNATIONAL, INC., a duly organized and existing Delaware corporation having a usual place of business in Beachwood,

Ohio (hereinafter referred to as the "Company"), and ROGER KITTELSON, whose address is 303 E. Streetsboro Street, Hudson, Ohio 44236 (hereinafter referred to as the "Executive").

                                    WITNESSETH:

     WHEREAS, Fix-Corp desires to employ Executive as the Chief Financial Officer of the Company and Executive desires to accept such position and employment pursuant to the terms and conditions hereinafter set forth.

     WHEREAS, the continued availability of Executive's services is regarded by the Company as important to its continued corporate growth and success, and Executive desires to formalize his employment with the Company.

     NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. EMPLOYMENT AND DUTIES. The Company hereby employs the Executive in the capacity of Chief Financial Officer and to perform such other duties consistent with his executive status, as may be determined and assigned to him by the Company's Chief Executive Officer ("CEO"), President and/or Board of Directors of the Company.

     2. PERFORMANCE. Executive agrees to devote all of his time and efforts to the performance of his duties as Chief Financial Officer of the Company and to the performance of such other duties consistent with his executive status as are assigned to him from time to time by the CEO, President or by the Directors of the Company. During said employment, Executive agrees not to engage in any other business activity, whether or not said activity is pursued for gain, profit. or other pecuniary advantage(s), without first obtaining written consent from the Company's President or CEO; provided, however, that subject to the provisions as set forth hereinafter, nothing contained in this Agreement shall be construed as preventing Executive from investing his assets in such form or manner as will not require any services on his part in operation of the affairs of the business organization in which such investments are made. Executive will devote his best efforts to the needs of the Company and its subsidiaries and affiliates, and shall not allow his investing activities to materially interfere with his duties to Company-The Executive may have reasonable time off to attend professional courses and


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programs necessary to maintain his license and/or registration as a certified public accountant in Ohio.

     In addition to the foregoing, Executive further agrees that (i) he will be loyal to the Company and its subsidiaries and affiliates, (ii) he will not disclose to competitors information, financial or otherwise, confidential to the Company and its subsidiaries and affiliates; and, (iii) he will use his best efforts to promote the business of the Company and its subsidiaries and affiliates.

     3. TERM. Except in the case of earlier termination, as hereinafter specifically provided, the term of this contract shall be. for five (5) years, commencing on July 16, 1998. This Agreement shall be automatically renewed for a successive five (5) year term (the "Renewal Term") unless either party gives notice of its intention no to renew by delivering written notice to the other party not less than 90 days prior to the expiration of the existing term.

     4. COMPENSATION. For all the services to be rendered by Executive in any capacity hereunder including services as Chief Financial Officer, or any other duties assigned to him by the CEO, President or by the Directors of the Company, the Company agrees to pay Executive as follows:

     (a) During the Employment Period an annual base salary of One Hundred Twenty-Five Thousand Dollars ($125,000.00), plus such increases as the Board of Directors of the Company, in its sole discretion, may grant from time to time, which salary shall be payable in accordance with customary Company policies and practices. Executive shall also be entitled to participate in any annual bonus plan established by the Board of Directors of the Company; provided, however, that the foregoing shall not be construed to guarantee a bonus to the Executive or the establishment of such plan.

     (b) If Fix Corp elects to cancel this Agreement prior to the end of the Employment Period, or if this Agreement is renewed, Fix Corp elects to cancel this Agreement prior to the end of the Renewal Term, voluntarily and without cause, then the Executive is entitled to receive a total of One Hundred Twenty-Five Thousand Dollars ($125,000.00) in severance benefits, payable in a lump sum less payroll taxes within thirty (30) days after the effective date of such termination. Any such termination of this Agreement by Fix-Corp shall also terminate services being provided by the Executive to the Company's subsidiaries and affiliates.

     5. INSURANCE. (a) The Company, at its expense, shall provide Executive with family coverage in the medical and hospitalization insurance program offered by the Company. The Company, at its expense, shall also provide Executive with disability income insurance protection and any group life insurance that is provided for any other executive or principals of the Company.

     (b) The Company shall also provide and pay for life insurance on the life of the Executive for Two Hundred Fifty Thousand Dollars ($250,000.00) provided the Executive is insurable at reasonable rates. The Executive represents he is in good health and has no pre-

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existing health conditions which would preclude the Company obtaining such insurance at reasonable prevailing rates. If the Executive is not insurable at reasonable rates, then the Company shall not be obligated to provide such insurance coverage. The beneficiary of such policy shall be the Executive's spouse or such other person(s) as the Executive shall designate in writing to the insurance company. The owner of the policy shall be the Company.

     (c) Executive agrees that the Company, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance in any amount or amounts considered advisable; and that he shall have no right, title or interest therein; and further, agrees to submit to any medical or other examination and to execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.

     6. PENSION AND PROFIT SHARING. The Company shall include Executive in all Company pension and profit-sharing plans in a comparable manner as provided for its other executives.

     7. MISCELLANEOUS BENEFITS. The Company agrees to provide Executive with the following benefits at its sole expense:

     (a)  An automobile allowance of Five Hundred Dollars ($500.00) per month.

     (b) Professional dues and program costs for all professional organization memberships and continuing educational programs deemed reasonably necessary by Executive to maintain his professional standing as a certified public accountant and as Chief Financial Officer of the Company.

     (c)  Sick leave benefits as are granted pursuant to Company policy.

     (d) Vacation benefits as follows: Executive shall be entitled during each 12 month period of this Agreement to a vacation of four (4) weeks, during which time the Executive's compensation shall continue to be paid. The Executive shall schedule all such vacation time with Fix-Corp's CEO and President at least two (2) weeks in advance of the time sought for such vacation(s). The length of time of such vacation(s) and the accessibility of the Executive during such vacation(s) must be commercially reasonable such that the Executive shall not be unavailable to perform his duties for unreasonable lengths of time. Vacation time shall not accumulate from year to year and any unused vacation time which shall remain at the end of each 12 month period of employment beginning with the execution date of this Agreement shall be paid to the Executive at the end of each 12 month period on a per diem rate upon his yearly compensation as set forth in Section 4 above.

     (e) All expenses, including meals, lodging, transportation and miscellaneous, for business and related travel which are approved in advance by the President and/or CEO of the Company and excepting those expenses associated with the automobile allowance being received by the Executive as described in Section 7(a) above. The Company agrees to reimburse the Executive for said travel expenses upon written request.


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     (f)  Disability benefits, to include payment to Executive of the periodic salary installments as stated above, for a period no more than twelve (12) months from the date of disability rendering the Executive unable to perform his normal duties as Chief Financial Officer of the Company.

     (g) Executive shall receive an incentive stock option to purchase five hundred thousand (500,000) shares (the "Shares") of restricted, unregistered stock of Fix-Corp International, Inc. at market price as of the close of the exchange on July 16, 1998. These incentive stock options are not vested. On July 16, 1999 (1st anniversary of date of grant), an option to purchase 100,000 (ie. 20%) shares will become vested. The remaining incentive stock options will vest at the rate of 100,000 shares on each anniversary date thereafter (ie. July 16, 2000; July 16, 2001; July 16, 2002; and July 16,
2003). No further vesting of shares shall occur on or after the date either party gives notice of termination of the employment of the Executive for whatever reason(s). The vested option(s) may be exercised by the Executive at any time during the Employment Period or Renewal Term if the Agreement has been renewed, by written notice given by certified mail return receipt requested to the Executive to the Company's President and/or CEO. This option is not assignable by the Executive. If the Executive's employment with the Company is terminated pursuant to Section 4(b), then the Executive's option to purchase the Shares shall terminate within ninety (90) days after the Executive receives written notice that his employment with the Company is being terminated. In the event that the Executive's employment is terminated with cause as hereinafter defined and/or voluntarily by the Executive, then the Executive's option to purchase the Shares as set forth above shall terminate effective on the earlier of the date he is terminated, or the date he received written notice of his termination, or the date upon which the act or omission giving rise to Executive's termination for cause occurred. The Shares referred to above resulting from exercise of the Executive's option being acquired by the Executive pursuant to this Agreement will be acquired solely by and for the account of the Executive for investment and said shares are not being acquired for resale or distribution. The Company expressly acknowledges, and the Executive so agrees, that the shares are not registered under Federal securities laws and under the law of any state, are not to be registered as part of this Agreement and may not be sold without registration under any applicable Federal or state securities laws and said shares will be a legend so stating.

     8. CONFIDENTIAL INFORMATION. Executive covenants and agrees with the Company that he will not either during the term of his employment, or at any time thereafter, disclose to anyone any confidential information concerning the business, financial affairs, operations, research, patents, processes or products of the Company and its subsidiaries and affiliates, or any other knowledge or information which would not have been accessible to Executive other than through his employment with the Company and its subsidiaries and affiliates. In relation to all such confidential information, the Executive shall not publish, disclose, or make accessible to any other person or entity either during or after the termination of his employment and Executive represents and warrants that he will only use such information during his employment with the Company and then only for the benefit of the Company and its subsidiaries and affiliates. Upon request at any time, Executive shall deliver to the Company all tangible evidence of such confidential information and documentation prior to or at the termination of his employment.


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     Executive agrees that he will promptly disclose to the Company any and all improvements, discoveries, ideas or inventions composing proprietary intellectual property which may be material to the operations and business of the Company (the "Improvements") which Improvements are made or conceived by Executive, acting alone or in conjunction with others, either (a) during the Employment Period, or (b) within three (3) years after the Employment Period if such Improvements result from or were suggested by such employment. Executive shall not disclose any such Improvements to any person except the Company, and shall provide the Company written documentation of such Improvements. Executive agrees that, at the request of the Company, Executive will execute such applications, statements, assignments or other documents, furnish such information and data and take all such other action (including without limitation the giving of testimony) as the Company may from time to time reasonably request in order to obtain for the Company a registration or patent in the United State or any foreign county covering or pertaining to any such Improvement.

     9. NONCOMPETITION COVENANT. The Executive acknowledges that his services and responsibilities are of particular significance to the Company and that his position with the Company does and will continue to give him an intimate knowledge of its business, business plans and finances. Because of this, it is important to the Company that the Executive be restricted from competing with the Company in the event of the termination of his employment. The parties hereto further acknowledge and agree that the business of Company and the sale of its goods and services is national and international in scope. Based thereon, the Executive agrees that during the term of his employment and during the period of three (3) years following the termination of such employment, however terminated, whether voluntary or involuntary, whether with cause or without cause, or whether by reason of the expiration of the term of this agreement and whether or not his employment shall then be covered by this agreement or an extension thereof, he will not, either as an individual on his own account or as a partner, employee, agent, executive or employee of any other person, firm, association, corporation, or any other business entity, either directly or indirectly, within the United States or any foreign country in which the Company and/or its subsidiaries and/or affiliates is/are then doing business, do any of the following:

     (a) directly or indirectly, without the prior written consent of the Company, enter into or engage generally in any business which manufacturers, sells or distributes any products in competition with the business of the Company or its affiliates in those geographical areas in which the Company conducts or has conducted such business during the Employment Period; and/or,

     (b) convert to Executive's own use or the use of others, or memorize for the purpose for converting to Executive's own use or to the use of others, customers lists, customer leads and customer files belonging to and in the possession of the Company; and/or,

     (c) solicit, either directly or indirectly, any of the customers or customer leads of the Company, confidential knowledge of which was obtained by Executive's employment with the Company; and/or,


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     (d)  solicit, either directly or indirectly, any of the employees, staff or officers of Company for the purpose of offering said employees, staff or officers employment outside the Company whether such employment be a business competitive with that of the Company or otherwise; and/or,

     (e) make disclosure to any other person or entity of confidential information acquired from the Company, including, but not limited to, the names and addresses of the Company's customers, clients and accounts, customer leads, the names and addresses of suppliers and financial institutions and lenders doing business with the Company, policies and procedures and methods developed for the operation of the Company, including advertising techniques, accounting methods, manufacturing information, techniques, processes and secrets, personnel procedures and the names and addresses of all company employees, processes and research and development being used and conducted by the Company, and all other policies and procedures and processes utilized in the daily operation and success of the Company's business; and/or,

     (f) make disclosure to any person or entity of any confidential information acquired by the Executive relating to the Company's business and/or business expansion plan(s), finances, financial status, operating and/or manufacturing processes and techniques, research and development, solvency, banking relationships, and any other information acquired by the Executive which would not have otherwise been disclosed to him had he not been employed by the Company.

     For purposes of this Section 9., any person, firm, association or corporation that has a relationship with the Company and which shall have been terminated prior to the date of the termination of employment of Executive as a result of any direct or indirect activities on the part of Executive calculated to divert or to entice business, opportunities or patronage away from the Company shall be considered to have continued as such customer as of the date of the termination of Executive's agreement.

     The aforesaid covenants as contained in the terms and provisions of this
Section 9. entered into by and between Company and Executive represent the essence of this agreement and they shall be construed as independent on any other provisions of this agreement. The existence of any claim or cause of action of the Executive against the Company, whether predicated on this agreement or otherwise, shall not constitute a defense to the enforcement by Employer of these covenants.

     Recognizing the irreparable nature of the injury that could result from Executive's violation of the provisions of this Section 9. of this agreement, and that damages would be inadequate compensation, it is agreed by and between the parties hereto that any violation by Executive of the provisions of this Section 9. of this agreement shall be the proper subject for immediate injunctive and other equitable relief to the Company in any Court of competent jurisdiction. Executive further agrees to communicate the content of this Section 9. to any prospective employer, entity or associate of his engaged in a business competitive to the business

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of the Company and for whom the Executive intends to render services within three (3) years after termination of his employment with the Company.

     Executive agrees and acknowledges that the restrictions contained in this contract are reasonable and necessary in order to preserve and protect the Company's legitimate interests, and further that any violation of the terms and conditions of this Section 9. will result in irreparable injury for which the Company would have adequate remedy at law.

     10. REPRESENTATIONS OF EMPLOYEE. Executive represents and warrants to the Company that he is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company or its subsidiaries or affiliates hereunder and Executive is under no physical or mental disability that would hinder his performance of duties under this Agreement. Executive further represents that he is not subject to any judgment or decree, the effect of which would prohibit, limit or otherwise restrict the employment of the Executive by the Company pursuant to the terms of this Agreement as well as the use by the Executive of his skills, expertise and knowledge.

     11. ASSIGNMENT. This Agreement may be assigned by the Company in the event of a merger, consolidation and/or sale of its assets, and the rights and obligations of the Company under this agreement shall inure to the benefit of and shall be binding upon the Company's successors and assigns. The Executive further agrees that the terms and conditions of this Agreement shall be enforceable against the Executive by any successor or assigns of the Company, whether such succession or assignment results from the merger and/or consolidation of the Company or the sale of the Company's assets to any purchaser.

     12.  DELETED

     13. TERMINATION FOR CAUSE. Notwithstanding any other provision of this Agreement, Executive's employment may be terminated immediately by the Company at any time for cause. Cause shall exist if (i) Executive shall be convicted of a crime, (ii) Executive shall commit any act or omit to take any action negligently or in bad faith and to the detriment of the Company, and/or its subsidiaries, affiliates and/or employees, including but not limited to unauthorized disclosures of confidential information of the Company and/or its subsidiaries' or affiliates, or (iii) Executive commits acts of self dealing, or (iv) Executive shall breach any term of this Agreement and fail to correct such breach within ten (10) days after commission of the same, then, and in each such case, the Company shall have the right to give notice of termination of Executive's services hereunder as of a date (not earlier than ten (10) days from such notice) to be specified in such notice and this Agreement shall terminate on the date so specified. Any termination under this Section 13. shall be deemed to be with cause and the severance provisions of Section 4(b) of this Agreement shall not apply to such termination regardless of whether the Company fully complies with the notice provisions set forth above.

     In the event of Executive's termination of this employment for any reason, Executive agrees that he, or in the event of his incapacity or death, his legal representatives will

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immediately surrender to the Company in good condition all monies, motor vehicles, merchandise, account books, memorandum, records, tools, keys and other property, of whatsoever nature, tangible or intangible, which are in his possession and which belong to or may reasonably be considered to relate to or be, in any way, connected with the business of the Company. In the event that said items are not so returned, the Company shall have the right to recover said property and to deduct any compensation due and payable to Executive, the reasonable value of said items plus all proper and reasonable costs and expenses incurred in searching for, taking and removing and recovering said property. In the event that said items are returned in damaged condition or in other than in good and operable condition, reasonable wear and tear excepted, the Company shall have the right to deduct from any compensation due and payable to Executive, the reasonable value of repairing and/or replacing said items.

     14. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail to his residence at 303 E. Streetsboro Street, Hudson, Ohio 44236 in the case of Executive, or to the Company at 3637 S. Green Road, Suite 201, Beachwood, Ohio 44122 in the case of Fix-Corp.

     15. WAIVER. The waiver by either party of a breach of any provision of this agreement shall not operate or be construed as a waiver of any subsequent breach of this agreement.

     16. MISCELLANEOUS. Should any part of this contract for any reason be declared invalid, such shall not affect the validity of any remaining portion hereof, which remaining portion shall continue in force and effect as if this contract had been executed with such invalid portion eliminated, and it is hereby declared the intention of the parties hereof that they would have executed the remaining portion of this contract without including any such part, parts or portion which may for any reason be hereafter declared invalid.

     This agreement supersedes any and all prior written or oral agreements between the Executive and the Company and this agreement may not be changed except by a writing executed by each party hereto. This agreement is executed and delivered in Beachwood, Ohio and shall be construed and enforced in accordance with the laws and decisions of the state of Ohio. In the event of any litigation at any time arising hereunder it is specifically agreed among the parties that the sole and exclusive jurisdiction and venue for such litigation shall be Cuyahoga County, Ohio, except that in the event the Company seeks to enforce the provisions of Section 9. of this Agreement through injunctive relief, jurisdiction and venue as to such injunctive relief and any damages associated with the breach of this agreement shall be proper in any Court of competent jurisdiction.

     The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Executive's termination of employment.


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     IN WITNESS WHEREOF, the parties hereto have signed this agreement as a sealed instrument in the day and year first above written.

FIX-CORP INTERNATIONAL, INC.            EXECUTIVE:



By:  /s/ Gary DeLaurentiis              By:  /s/ Roger A. Kittelson
   ---------------------------------       --------------------------------
     Gary DeLaurentiis, President                 Roger Kittelson


By:  /s/ Mark Fixler
   ---------------------------------
     Mark Fixler, Chairman & CEO